UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 21, 2018

UNITED CONTINENTAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-06033	36-2675207
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

233 S. Wacker Drive, Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

(872) 825-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2018, United Continental Holdings, Inc. (the “Company”) announced that Gerald Laderman was appointed Executive Vice President and Chief Financial Officer (“CFO”) of the Company, effective as of August 21, 2018 (the “CFO Effective Date”).

Mr. Laderman, age 60, has served as Senior Vice President Finance and acting CFO of the Company since May 16, 2018, and also served in this role from August 2015 to August 2016.  Mr. Laderman served as Senior Vice President Finance, Procurement and Treasurer of the Company from August 2016 to May 15, 2018, and also served in this role from December 2013 to August 2015. From October 2010 to December 2013, Mr. Laderman served as Senior Vice President Finance and Treasurer of the Company.  From 2001 to October 2010, Mr. Laderman served as senior vice president of finance and treasurer for Continental Airlines, Inc. (“Continental”). Mr. Laderman joined Continental in 1988 as senior director legal affairs, finance and aircraft programs. Prior to joining Continental, Mr. Laderman practiced law at the New York firm of Hughes Hubbard & Reed from 1982 to 1988. He holds a bachelor of arts degree from Dartmouth College and a juris doctor from the University of Michigan Law School.

On August 20, 2018, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) approved the terms of Mr. Laderman’s compensation in the role of Executive Vice President and CFO, to be effective upon his appointment to such role by the Board.  Under such terms, the Company will provide Mr. Laderman an annual base salary of $700,000 (effective as of the CFO Effective Date), a target annual incentive opportunity equal to 106% of base salary, and a long-term incentive opportunity equal to 300% of his base salary.  Upon the CFO Effective Date, the Compensation Committee approved and granted supplemental 2018 annual and long-term incentive awards for Mr. Laderman pro-rated to reflect his service in the CFO role from the CFO Effective Date through year-end based on the enhanced value of his compensation in the CFO role.  The 2018 long-term incentive awards consist of (i) time vested restricted stock units (“RSUs”) and (ii) performance-based RSUs (with a relative pre-tax margin metric).  The $50,000 monthly stipend previously approved for Mr. Laderman for his service as acting CFO terminates on the day prior to the CFO Effective Date.

Mr. Laderman will be an eligible participant in the United Continental Holdings, Inc. Executive Severance Plan (the “Plan”). The Plan provides Mr. Laderman certain payments and benefits upon termination of employment.  In the event he is terminated by the Company without “cause” or he terminates for “good reason” (as defined in the Plan), Mr. Laderman will receive a cash severance payment equal to two times the sum of his annual base salary and target annual incentive compensation opportunity, and continued coverage pursuant to the Company’s or an affiliate’s welfare benefit plans for 24 months following termination. The Plan provides that all termination payments and obligations of the Company or its affiliates are subject to receipt of a signed and irrevocable release agreement relating to certain legal claims and liabilities against the Company or its affiliates. Under the terms of the Company’s time-vested RSU awards, Mr. Laderman will be subject to post-termination restrictive covenants during a limited time period relating to solicitation or hiring of any employee of the Company or its affiliates and certain non-competition obligations (except upon involuntary or good reason termination). In addition, he will be bound by obligations of confidentiality and non-disparagement for an indefinite duration with respect to the Company and its affiliates.

The Company issued a press release regarding Mr. Laderman’s appointment as Executive Vice President and CFO. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release issued by United Continental Holdings, Inc. dated August 22, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED CONTINENTAL HOLDINGS, INC.

	By:	/s/ Jennifer L. Kraft
	Name:	Jennifer L. Kraft
	Title:	Vice President and Corporate Secretary

Date: August 22, 2018